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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Elaine Parfitt
Chief Financial Officer
Integral Systems, Inc.
Phone: 301-731-4233
Fax: 301-731-9606

               INTEGRAL SYSTEMS COMPLETES ACQUISITION OF RT LOGIC

Lanham, Md., October 9, 2002 -- Integral Systems, Inc. (NASDAQ: ISYS) today announced that it has completed the acquisition of RT Logic in accordance with the terms disclosed previously. RT Logic will continue operating independently as a wholly-owned subsidiary.

"We welcome RT Logic to the Integral Systems family of companies," said Steven
R. Chamberlain, Chairman and Chief Executive Officer. "They bring us a wealth of technical talent, strong management, and another strategic advantage in the military market."

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. Integral Systems has approximately 350 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company's current expectations. There is no assurance that the Company's projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company's reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company's government and commercial contracts are subject, the Company's dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company's acquisition strategy and those other risks noted in the Company's SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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